September 2, 2015

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Attention: Filings – Form 40-17G

RE:  Rule 17g-1 Filing for Registered Investment Companies

Rx Funds Trust:	1940 Act No.: 811-22878; /
1933 Act No.: 333-190593

Ladies and Gentlemen:

Pursuant to Rule 17g-1(g)(1) under the Investment Company Act of 1940, as amended (the “1940 Act”), the following documents are hereby submitted for filing with the Securities and Exchange Commission:

(1) a copy of the joint fidelity bond executed on behalf of the Rx Funds Trust;

(2) the certificate of the Secretary of the Trust in which she attests to the authenticity and accuracy of a resolution unanimously adopted by the members of the Board of Trustees of the Trust (including those who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940 (“1940 Act”)) which authorizes the purchase of the bond in a form and in an amount which is consistent with Rule 17g-1 under the 1940 Act; and

(3) a copy of the agreement between the Trust and all of the other named insureds.

The bond premium of $7,715 shall be paid by September 4, 2015, for the period August 12, 2015 to August 12, 2016 and is written for a $1,500,000 limit of liability.

Sincerely,

/s/ Susan L. Silva

Susan L. Silva
Secretary and Treasurer
Rx Funds Trust

Enclosures